Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report related to the consolidated financial statements of Fair Isaac Corporation and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to 123(R)) and the effectiveness of the Company’s internal control over financial reporting dated November 28, 2007, appearing in the Annual Report on Form 10-K/A of the Company for the year ended September 30, 2007.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
May 8, 2008